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                                                                 Exhibit 10.4

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

                  AGREEMENT, originally dated as of the tenth day of October, 1985, amended as of December 12, 1989 and further amended and restated as of December 1, 1994, between KERR GROUP, INC. a Delaware corporation ("Company"), and ROGER W. NORIAN (the "Employee").

                  1. Employment. The Company hereby employs the Employee and the Employee hereby accepted employment upon the terms and conditions hereinafter set forth.

                  2.       Term.

                  (a) The term of this Agreement shall commence on October 10, 1985 and end on the date this Agreement is terminated by either the Company or the Employee as hereinafter provided in this paragraph 2.

                  (b) The Company may at its election terminate the obligations of the Company under this Agreement as follows:

                  (1) Upon 30 days' prior notice in the event the Employee has been so incapacitated that he has been unable to perform the services required of him hereunder for a period of 180 consecutive days and such inability is continuing at the time of such notice. From and after such termination, Employee shall receive from the Company, or from disability insurance purchased directly and owned by the Company, the sum of $150,000 per annum during the period of incapacity which remains after such termination but not after age 65. In addition, for the initial 24 months after such termination, Employee shall receive from the Company an amount per month equal to the difference between the monthly Salary set forth in subparagraph 3(a)(x) hereof and $12,500 per month. Furthermore, the Company shall continue to provide and keep in force during the period of incapacity which remains after such termination but not after age 65, at its sole cost and expense, life insurance in the amount described in subparagraph 3(b) hereof and health insurance for Employee and his dependents with coverage of the type provided by the group benefit plan of the Company for other executives of the Company.

                  (2) For just cause upon notice of such termination to the Employee. Termination of the Employee's employment by the Company shall constitute a termination "for just cause" only if such termination is for one or more of the following reasons: (x) the failure of the Employee to render services

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         to the Company in accordance with his obligations under this Agreement which failure amounts to an extended and gross neglect of his duties to the Company; (y) the continued use of drugs by the Employee to an extent that he is unable to fulfill his duties under this Agreement; and (z) the commission by the Employee of an act of fraud or embezzlement against the Company or the Employee's having been convicted of a felony involving moral turpitude.

                  (3) Without cause upon notice to the Employee provided that, immediately upon the effective date of such termination, the Company shall pay to the Employee the sum of $1,140,000, by bank or certified check. In addition, for a period of 24 months after such termination, the Company shall (i) provide for the Employee the same fringe benefits, consisting of medical, dental, life and disability insurance, which were provided to the Employee at the date of the notice of termination and (ii) pay to the Employee an amount each year equal to the amount described in subparagraph 3(a)(y) hereof. The payment required to be made to the Employee pursuant to the first sentence of this paragraph 2(b)(3) shall not be reduced by any amounts paid to the Employee for the performance of services by anyone other than the Company following the date of such termination. The Company shall not be obligated to provide any fringe benefit described in clause (i) of the second sentence of this paragraph 2(b)(3) after the Employee shall receive such fringe benefit at least as favorable to the Employee from another employer. If the Company may elect, in accordance with paragraph 2(b)(1) hereof, to terminate this Agreement then such election shall be deemed to have been made under paragraph 2(b)(1) and not in accordance with this paragraph 2(b)(3). The Company shall be deemed to have elected to terminate this Agreement in accordance with this paragraph 2(b)(3) from and after the date: (x) the Employee is assigned duties other than that of Chief Executive Officer of the Company, (y) the Employee is required to report other than to the Board of Directors of the Company or (z) the Employee is required to reside other than in the area of Los Angeles, California in order to perform his duties for the Company; provided that the Employee within 30 days after the occurrence of any such event shall notify the Company that the Company is so deemed to have elected to terminate this Agreement.

                  (c) The Employee may terminate his obligations under paragraphs 4 and 5 hereof upon 90 days' notice thereof to the Company and from and after the delivery of such notice, the Company shall have no further obligations under this Agreement unless it shall elect, by notice to the Employee, to continue to pay the Employee as herein provided for the 90 day period commencing with the date of delivery of the notice and in such


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event the Employee shall continue to perform his obligations under paragraphs
4 and 5 during such period.

                  (d) The obligations of the Company under this Employment Agreement shall terminate simultaneously with the occurrence of any of the following events and upon such termination the Company shall pay to Employee the sum of $1,140,000 by certified or bank check:

                           (i) 50% or more of the shares of the Company's Common
                  Stock is acquired, directly or indirectly, by an individual, partnership, corporation, trust or unincorporated organization (collectively "Person") or by Persons acting with a common design, either formally or informally;

                           (ii) The Company merges with or into another Person
                  and is not the survivor of such merger or the Company sells all of its fixed assets to another Person or Persons; or

                           (iii) The majority of the Board of Directors of the
                  Company consists of directors who were not selected by or nominated with the approval of a majority of the directors of the Company in office on the date hereof (the "Present Directors") or who were not selected by or nominated with the approval of a majority selected or nominated by a majority of the Present Directors.

The Employee shall have no further obligation under this Employment Agreement from and after such termination except as provided in paragraphs 6, 7 and 8 hereof.

         3.       Compensation.

                  (a) The Company shall pay the Employee (x) a salary ("Salary") during each month of the term hereof at the rate of $47,500.00 per month from and after December 1, 1994 plus (y) an annual amount equal to the annual premium for a Supplemental Disability Policy to be owned by Employee, which amount shall be payable on or before July 8 of each year during the term hereof. "Supplemental Disability Policy" shall mean a disability insurance policy, owned by Employee, the benefits of which would pay to Employee $90,000 per annum during the initial 5 year period of disability following termination of the Employee under paragraph 2(b)(1) hereof and the sum of $800,000 at the end of such 5 year period, and which amounts would not be reduced by any amounts paid by the Company, or under a disability policy owned by the Company, pursuant to paragraph 2(b)(1) hereof.

                  (b) The Company will provide to Employee life insurance which shall pay an amount equal to $2,000,000 in


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addition to any amount received pursuant to travel and accident insurance provided by the Company and the amount of life insurance which Employee purchased under any benefit plan of the Company.

                  (c) If the Company elects to terminate this Agreement in accordance with paragraph 2(b)(1) hereof and if the Supplemental Disability Policy is in effect, then "$60,000" shall be substituted for "$150,000" in such paragraph 2(b)(1).

                  (d) In addition to the foregoing, the Employee shall be eligible for and participate in such fringe benefits as are generally available to executives of the Company and shall be entitled to receive such increases in Salary as the Company may from time to time deem appropriate, which increased Salary may not thereafter be reduced without the consent of Employee.

         4. Duties. The Employee is engaged as the Chief Executive Officer of the Company and hereby promises to perform and discharge well and faithfully the duties which may be assigned to him from time to time by the Company in connection with the conduct of its business. The Company shall use its best efforts to elect the Employee to the Board of Directors of the Company during the term hereof. If the Employee is elected or appointed a director or officer of the Company or any subsidiary thereof during the term of this Agreement, the Employee will serve in such capacity without further compensation.

         5. Extent of Services. The Employee shall devote his entire time, attention and energies to the businesses of the Company and shall not during the term of this Agreement be engaged in any other business activity whether or not such business activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing the Employee from investing his personal assets in businesses which do not compete with the Company in such form or manner as will not require any services on the part of the Employee in the operation of the affairs of the companies in which such investments are made and in which his participation is solely that of an investor and except that the Employee may purchase securities in any corporation whose securities are regularly traded provided that such purchases shall not result in his collectively owning beneficially at any time 1% or more of the equity securities of any corporation engaged in a business competitive to that of the Company.

         6. Disclosure of Information. The Employee recognizes and acknowledges that the Company's and its subsidiaries' trade secrets and proprietary processes as they may exist from time to time are valuable, special and unique assets of the Company's and its subsidiaries' business, access to and knowledge of which are essential to the performance of the Employee's duties hereunder.


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The Employee will not, during or after the term of his employment, in whole or in part, disclose such secrets or processes to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall the Employee make use of any such property for his own purposes or for the benefit of any person, firm, corporation or other entity (except the Company) under any circumstances during or after the term of his employment, provided that after the term of his employment these restrictions shall not apply to such secrets and processes which are then in the public domain (provided that he was not responsible, directly or indirectly, for such secrets or processes entering the public domain without the Company's consent).

         7. Inventions. The Employee hereby sells, transfers and assigns to the Company or to any person or entity designated by the Company all of the entire right, title and interest of the Employee in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material made or conceived by the Employee, solely or jointly during the Term hereof which relate to methods, apparatus, designs, products, processes or devices, sold, leased, used or under consideration or development by the Company, or which otherwise relate to or pertain to the business, functions or operations of the Company. The Employee agrees to communicate promptly and to disclose to the Company, in such form as the Employee may be required to do so, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements and to execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be required of the Employee to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereof. Any invention relating to the business of the Company and disclosed by the Employee within one (1) year following the termination of this Agreement shall be deemed to fall within the provisions of this paragraph unless proved to have been first conceived and made following such termination.

         8. Injunctive Relief. If there is a breach or threatened breach of the provisions of paragraph 6 or 7 of this Agreement, the Company shall be entitled to an injunction restraining the Employee from such breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach.

         9. Insurance. The Company may, at its election and for its benefit, insure the Employee against accidental loss or death and the Employee shall submit to such physical examination and supply such information as may be required in connection therewith.


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         10. No Right of Setoff. The Company may not set off against or otherwise reduce any payment or benefit due the Employee under this Agreement on account of any claim which the Company may purport to have against the Employee at the time such payment or benefit becomes due.

         11. Attorney's Fees. The Company shall reimburse the Employee for legal fees and expenses incurred by the Employee in an action in a court of competent jurisdiction to enforce any of his rights under this Agreement if the court, in the form of an order for which no appeal can be taken, or with respect to which the time limit to appeal has expired, shall decide in favor of the Employee. Such reimbursement shall be made upon the submission by the Employee of invoices demonstrating that such fees and expenses were incurred. The Employee shall have no obligation to reimburse the Company for legal fees and expenses.

         12. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered mail to his residence in the case of the Employee or to the Secretary of Kerr, Kerr Group, Inc., 1840 Century Park East, Los Angeles, California 90067, in the case of the Company.

         13. Waiver of Breach. A waiver by the Company or the Employee of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

         14. Entire Agreement. This instrument contains the entire agreement of the parties. It may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.


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                  IN WITNESS WHEREOF, the parties have executed this amended and restated Agreement as of December 1, 1994.

                                       KERR GLASS MANUFACTURING
                                         CORPORATION

                                       By  /s/ D G Strickland
                                         --------------------------------------
                                                  Title: Senior Vice President,
                                                                     Finance
                                           /s/ Roger Norian
                                         --------------------------------------
                                                Roger W. Norian


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